Exhibit 10.1

PARTNERSHIP AGREEMENT

This Partnership Agreement (this “Agreement”) is made and entered into as of April 9, 2021 (the “Effective Date”) between INVO Bioscience, Inc., a Nevada corporation located at 5582 Broadcast Court, Sarasota, FL 34230 (“INVO”) and Lyfe Medical I, LLC, a Delaware limited liability company located at 442 Post Street, 10th Floor, San Francisco, CA 94102 (“Medical Group”).

WHEREAS, INVO is the global manufacturer of a patented medical device (the “INVOcell”) and of affiliated medical devices and accessories that together enable a unique in vivo method of vaginal incubation (the “INVO Procedure”);

WHEREAS, Medical Group provides professional medical services to its patients;

WHEREAS, Medical Group desires to establish a clinic in Santa Cruz, California (the “Cruz Clinic”) to offer the INVO Procedure to its patients and for INVO to provide embryology laboratory services in connection with the INVO Procedure and other fertility treatments (the “Lab Services”) provided by Medical Group to its patients; and

WHEREAS, INVO desires to provide the Lab Services to Medical Group as part of the partnership;

NOW, THEREFORE, the parties agree as follows:

1.	Clinical Laboratory Services

The Lab Services are described in detail on Exhibit A. Upon receipt of a valid physician order and specimen from Medical Group, INVO shall provide the ordered Lab Services. Prior to delivering a valid physician order to INVO, Medical Group shall obtain, in accordance with all applicable federal, state, and local laws, all proper patient consents for the Lab Services.

2.	Payment for Services and Capital Expenditures

(a)	Lab Service Fees. In return for the Lab Services provided, Medical Group shall pay INVO the fees listed on Exhibit B.

(b)	Capital Expenditures. Medical Group shall repay INVO’s Lab Outlay as defined and detailed in Exhibit C.

(c)

Payment Procedures.  INVO shall invoice Medical Group on a monthly basis for the Lab Services provided. Medical Group shall remit payment in full to the address listed on or using the wire instructions provided in the invoice within fifteen (15) days of the date of the invoice. Any amounts payable by Medical Group hereunder and that remain unpaid more than fifteen (15) days after the invoice date shall be subject to a late fee equal to 1.5% per month, or the maximum amount permitted by law, whichever is less, calculated from the due date of the invoice until the date such amount is paid in full.

3.	Term & Termination

(a)

Term.  This Agreement shall commence on the Effective Date and continue for a period of five (5) years (the “Initial Term”), unless sooner terminated in accordance with the provisions herein. Thereafter, this Agreement shall automatically renew for additional successive two (2) year periods (each a “Renewal Term”) on the same terms and conditions (each Renewal Term, together with the Initial Term, is referred to herein as the “Term”).

(b)

Termination. Notwithstanding any other provision or language in this Agreement, either party may terminate this Agreement immediately in the event of: (i) material breach of this Agreement by the other party that the breaching party has failed to cure to the non-breaching party’s sole satisfaction within thirty (30) days following the non-breaching party’s written notice specifying the breach; (ii) application for or consent to the appointment of a receiver, trustee, or liquidator by the other party of all or a substantial part of its assets, filing by the other party of a voluntary petition in bankruptcy, or admission by the other party of an inability to pay its debts as they come due, a general assignment by the other party for the benefit of creditors, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction, on the application of creditor, adjudicating the other party as bankrupt or insolvent or approving a petition seeking reorganization of the other party or appointment of a receiver, trustee, or liquidator of the other party of all or a substantial part of its assets; (iii) any license or certification of a party which is material to the performance of this Agreement is suspended, terminated, revoked, or surrendered; or (iv) if and when an action is prosecuted to final judgment against a party or any of its employees or agents providing services under this Agreement for violation of federal or state laws or regulations.

(c)

Effects of Termination.  Upon the expiration or sooner termination of this Agreement, as hereinabove provided, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination; (ii) obligations, promises, or covenants set forth herein that are expressly made to extend beyond the Term of this Agreement; and (iii) INVO shall, at all times, provide a continued supply of the INVOcell as required by Medical Group until the end of the then applicable Term.

4.	Medical Group Operations.

(a)

Practice of Medicine. Medical Group shall be and remain fully responsible for all medical services (including any related costs) provided to its patients and shall be solely responsible for the physician-patient relationship. Such services will include, but not be limited to, solely providing oversight over physicians and health care providers; solely making all patient care, medication, and medical decisions; and solely maintain and safe keep all patient records, charts and files in compliance with all applicable regulations.

For purposes of clarity, the parties agree that above all other responsibilities, obligations and terms, the Medical Group shall exercise at all times independent medical judgment with regard to the professional interpretation and the performance of all medical services; Medical Group shall be solely responsible for determining the manner in which professional medical services are provided and shall ensure that such services are rendered in accordance with the applicable professional standard of care; and Medical Group shall at all times be governed and abide by all applicable medical and clinical licensure, certification, and accreditation laws, regulations, and standards, and adopt policies and procedures to comply with such standards.

(b)	Business Services. Medical Group will provide the services listed on Exhibit D and will be responsible for any related expense.

(c)	Representations. Medical Group represents and warrants that, as of the Effective Date, and continuing through the term of this Agreement:

(1)

All Medical Group physicians and any other health care providers employed by or contracted with Medical Group are duly licensed and qualified and meet INVO’s specific qualification requirements (which shall be reasonably consistent with industry standards and norms) to render professional medical services, or related healthcare services, in the state in which such services are provided, as required by applicable law;

(2)

Medical Group physicians and any other health care providers employed by or contracted with Medical Group have never had their ability to provide professional medical services or related health care services revoked, limited, suspended, or otherwise restricted in any manner;

(3)

Neither Medical Group nor, to the best of its knowledge, its employees or agents are, or ever have been barred or sanctioned by, or suspended or excluded from participation in, any federal or state health care program or health insurance organization, or convicted of a health care-related criminal offense.

(4)	It conducts its operations in compliance with all applicable laws, regulations, and guidance;

(5)	It will generate and maintain reasonable and customary records of physician orders for Lab Services and supporting medical documentation, as well as associated patient consents; and

(6)

It will order Lab Services only when medically supported and appropriate, and when medical necessity and appropriateness is fully documented in patient medical records, consistent with any applicable payor requirements.

(d)	Inspection of Records. Each party agrees to allow the other party to inspect all financial and clinical records, and to cooperate with any audit or investigation.

(e)

Billing. Medical Group shall bill patients and payors as appropriate and consistent with all payor requirements for Lab Services purchased from INVO under this Agreement. Medical Group shall have the exclusive right to bill patients and payors for Lab Services and shall be solely responsible for such billing.

(f)

Notification. Medical Group will alert INVO within ten (10) business days of any occurrence that could affect Medical Group’s ability to continue to make the representations in this Section 4 at any time during the term of this Agreement. The parties acknowledge and agree that these representations constitute material terms of this Agreement.

5.	INVO Operations.

(a)	Lab Services. INVO shall be and remain fully responsible for all Lab Services provided to Medical Group.

(b)	Business Services. INVO will provide the services listed on Exhibit D and will be responsible for any related expense.

(c)	Representations. INVO represents and warrants that:

(1)	All INVO’s lab director shall be duly licensed and qualified to provide the Lab Services;

(2)	It shall seek accreditation with the College of American Pathologists (CAP) or the Joint Commission (JCAHO) promptly after the Effective Date; and

(3)	It shall apply for and receive a Clinical Laboratory Improvement Amendments (CLIA) license prior to providing any Lab Services.

(d)

Ferring.  INVO shall provide the Lab Services subject to that certain agreement between INVO Bioscience and Ferring International Center S.A. (“Ferring”), dated November 12, 2018 (the “Ferring Agreement”). In particular, under the Ferring Agreement, with respect to INVO clinics like the Cruz Clinic, INVO has committed to exclusively use the Ferring pharmaceutical product Menopur, and, if reasonable and appropriate, to use other Ferring fertility products.

6.	Broader Relationship. Provided that neither party is in breach of this Agreement, the parties will use the framework described hereunder to open two additional units.

7.

Independent Contractors. In performing the services herein specified, each party is acting as an independent contractor, and neither INVO nor any employee of INVO shall be considered employees of Medical Group and neither Medical Group nor any employee of Medical Group shall be considered employees of INVO. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship among the parties hereto, and nothing herein contained shall be construed to authorize any party to act as agent for another. Each party shall be liable for its own debts, obligations, acts and omissions, including with respect to all of its employees and contractors, the payment of all applicable compensation, wages, pensions, workers’ compensation, insurance, and all required withholding, Social Security and other taxes and benefits.

8.

Non-Exclusivity. Nothing contained herein shall prohibit Medical Group from undertaking or providing any medical or fertility procedures in connection with any biomedical or behavioral research study or trial, research and development, academic investigations, development of data and scientific reporting, or development of publications and scientific literature.

Nothing contained herein shall prohibit Medical Group from undertaking or providing medical or fertility procedures other than the INVO Procedure (such as, for illustrative purposes only, intrauterine insemination); provided, however, that the clinics will: (a) not commercially offer in vitro fertilization (“IVF”); and (b) any medical services involving both: (i) intravaginal culture (“IVC”) as an advanced reproductive therapy (“ART”); and (ii) for which Medical Group charges the patient for such procedure shall use the INVOcell as the standard for ART.

9.	Restrictive Covenants.

(a)

Employee Non-Solicitation.  The parties agree that, during the applicable Restricted Period, the parties shall not, and shall cause its direct and indirect equity holders, partners, managers, employees, consultants, agents and affiliates to not, without the mutual written consent of the parties, directly or indirectly, solicit, hire, recruit, or attempt to solicit, hire, or recruit, for employment any person who was an employee of one of the parties on, or within six (6) months before, the date of such solicitation, hire, recruitment, or attempt of the same (a “Covered Employee”), or otherwise adversely and intentionally interfere with the relationship between a party and any of its employees.

(b)

Restriction Purpose.  The parties acknowledges that the purpose of the restrictions contained in Sections 9 are to protect the parties and the Cruz Clinic’s legitimate business interests, relationships between the Cruz Clinic and its respective clients and customers, Confidential Information

(as described below), workforce stability, and business goodwill; in view of the nature of the Cruz Clinic’s business, these restrictions are reasonable and necessary to protect these interests and in light of the Confidential Information provided or to be provided to the parties and the additional consideration provided under this Agreement; and any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach by any party of any provision of Section 9, the affected party and/or the Cruz Clinic, as the case may be, shall, in addition to any other legal remedies available, be entitled to a temporary restraining order and injunctive relief restraining the applicable party from the commission of any breach of Section 9, and, if successful, to recover the reasonable attorneys’ fees, costs, and expenses related to the breach. The existence of any claim or cause of action by any party or any of their respective affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants contained in Section 9 or to injunctive relief.

10.	HIPAA and Confidentiality.

(a)

Confidentiality. For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information concerning any party or its affiliates’ trade secrets, products, planned products, services or planned services, suppliers, customers, clients, sales, pricing, data, financial information, computer software provided by it, processes, methods, knowledge, inventions, ideas, marketing, promotions, discoveries, research, development, or other information relating to a party or its affiliates’ business activities or operations or those of its or their customers, clients, or supplier. The parties will (a) keep the terms of this Agreement, and the other party’s Confidential Information confidential and, except as authorized by the other party in writing, only use, or make copies of, the other party’s Confidential Information to perform a party’s obligations as required under this Agreement; and (b) only disclose the other party’s Confidential Information to its officers, directors, personnel, including its affiliates, subcontractors, and agents, who have a legitimate business need to know the Confidential Information in order to perform its obligations under this Agreement. This confidentiality obligation will survive for five (5) years following the termination of this Agreement. Either party may disclose Confidential Information to the extent required by law, but shall give the other party prior written notice of the required disclosure and make a reasonable effort to obtain a protective order. Each party acknowledges that the non-disclosing party will suffer immediate and irreparable harm and have no adequate remedy at law if the disclosing party violates this Section. Accordingly, if the disclosing party violates any of the terms of this Section, the non-disclosing party will have the right, in addition to any other rights it may have, to seek to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach of this Section or otherwise to specifically enforce any of the provisions of this Section.

(b)

HIPAA. Solely as and to the extent required by law, each party agrees to comply with all applicable Health Insurance Portability and Accountability Act of 1996, as amended, and rules promulgated thereunder (collectively “HIPAA”), requirements, including security and data encryption requirements with respect to any electronic transmission of protected health information, and shall not disclose any protected health information to any third party, except as permitted or required by law.

11.	Insurance.

(a)

INVO.  During the Term of this Agreement and for a period of five (5) years from the expiration or earlier termination of this Agreement, INVO shall maintain at its own expense full insurance coverage for INVO, its affiliates and their respective employees and representatives, including:

(1)

Commercial General Liability covering bodily injury and property damage (including loss of use thereof) with minimum limits of $1,000,000 each occurrence and $3,000,000 General Aggregate, including Premises Liability, Personal & Advertising Injury, Medical Payments, and Contractual Liability coverage. Additional Insured, Primary & Non-Contributory, and Waiver of Subrogation endorsements shall be provided.

(2)

Products/Completed Operations insurance with minimum limits of $3,000,000 each event and $5,000,000 policy aggregate, including contractual liability. Additional Insured, Primary & Non-Contributory, and Waiver of Subrogation endorsements shall be provided.

(3)	Errors & Omissions Liability insurance with minimum limits of $1,000,000 each event and $3,000,000 policy aggregate, including Contractual Liability coverage.

All insurances listed in this Section shall be written with a company or companies having a financial rating of not less than A ‘X’ in the most current edition of Best’s Key Rating Guide. Certificates evidencing the insurance limit coverages set forth in this Section shall be submitted prior to the commencement of the performance of any party’s obligations hereunder and shall bear a certification that the coverage specified therein will not be cancelled without at least thirty (30) days’ written notice to Medical Group; and ten (10) days’ notice for cancellation for non-payment of premium.

(b)

Medical Group. During the Term of this Agreement and for a period of five (5) years from the expiration or earlier termination of this Agreement, Medical Group shall maintain at its own expense full insurance coverage for Medical Group, its affiliates and their respective employees and representatives, including:

(1)

Commercial General Liability covering bodily injury and property damage (including loss of use thereof), and “fire and allied perils” and “all risks” property insurance with respect to the Lab, with minimum limits of $1,000,000 each occurrence and $3,000,000 General Aggregate, including Premises Liability, Personal & Advertising Injury, Medical Payments, and Contractual Liability coverage.

(2)	Products/Completed Operations insurance with minimum limits of $3,000,000 each event and $5,000,000 policy aggregate, including Contractual Liability coverage.

(3)	Errors & Omissions Liability insurance with minimum limits of $1,000,000 each event and $3,000,000 policy aggregate, including Contractual Liability coverage.

(4)	Healthcare Medical Professional Liability insurance with minimum limits of $3,000,000 each event and $5,000,000 policy aggregate, including Contractual Liability.

All insurances listed in this Section shall be written with a company or companies having a financial rating of not less than A ‘X’ in the most current edition of Best’s Key Rating Guide, and which are licensed and authorized to sell or approved to place insurance policies of this nature. Certificates evidencing the insurance limit coverages set forth in this Section shall be submitted prior to the commencement of the performance of Medical Group’s obligations hereunder and shall bear a certification that the coverage specified therein will not be cancelled or altered without at least thirty (30) days’ written notice to INVO; and ten (10) days’ notice for cancellation for non-payment of premium. Medical Group shall also provide notice to INVO of any cancellation or modification of any of the foregoing policies immediately upon receipt of notice from the carrier that such cancellation or modification may occur. Maintenance of insurance coverage as required herein shall not relieve Medical Group of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

12.

Indemnification. Each party shall indemnify, defend, and hold harmless the other party from and against liability for any third party claims resulting from such party's (or its employees, agents or independent contractors) violation of applicable laws, rules, and regulations hereunder in the performance of such party’s obligations hereunder. The indemnified party shall promptly notify the indemnifying party of any claim, but the indemnified party’s failure to promptly notify the indemnifying party will only affect the indemnifying party’s obligations to the extent that the indemnified party’s failure prejudices the indemnifying party’s ability to defend the claim. The indemnifying party may: (i) use counsel of its choice; (ii) settle the claim as the indemnifying party deems appropriate; and (iii) assume control of the defense and settlement of the claim; provided, any settlement of a claim will not include a financial or specific performance obligation on, or admission of liability by the party against whom the claim is brought. The indemnified party shall provide the indemnifying party with necessary assistance in the defense (at indemnifying party’s expense).

13.	Liability.

(a)

Exclusion of Incidental and Consequential Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY, INCLUDING EACH PARTY’S OFFICERS, DIRECTORS, MEMBERS, AGENTS, OR EMPLOYEES, BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR GOOD WILL, RELIANCE DAMAGES, OR ANY OTHER DAMAGES ARISING UNDER THIS AGREEMENT, WHETHER ARISING UNDER CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER THEORY OF LIABILITY.

(b)

Cap on Liability. THE MAXIMUM LIABILITY OF EITHER PARTY FOR ANY CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED $250,000. THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO LIABILITY ARIISNG FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, A BREACH BY A PARTY OF SECTION 8 OF THIS AGREEMENT, OR A PARTY’S INDEMNIFICATION OBLIGATIONS.

14.	Notification of Claims.

Each party agrees to notify the other party as soon as possible in writing of any incident, occurrence, or claim arising out of or in connection with this Agreement that could result in a liability or claim of liability to the other party. Further, the notified party shall have the right to investigate said incident or occurrences and the notifying party will cooperate fully in this investigation.

15.	Notice.

Except as otherwise stated in this Agreement, any notice required to be provided to either party to this Agreement shall be in writing and shall be considered effective as of the date of deposit with the United States Postal Service by Certified or Registered Mail, postage prepaid, return receipt requested, or via email (provided the original notice follows via USPS mail), to the parties as follows:

INVO INVO Bioscience, Inc. 5582 Broadcast Court Sarasota, FL 34230 Attention: General Counsel Email: legal@invobio.com Phone:

Medical Group

Lyfe Medical I, LLC

442 Post Street, 10th Floor

San Francisco, CA 94102

Attention: William Faidi

Email: William.Faidi@LyfeBio.com

Phone: 415.347.3412 (Ext. 102)

With a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Josh Seidenfeld

Phone: 650.843.5862

16.	Miscellaneous.

(a)

Acknowledgements and Certifications. By affixing their respective signatures below, the parties certify that they have read and understand each and every provision in this Agreement. Each party certifies that it possesses the authority to enter into the Agreement, and that it enters into the Agreement “at arm’s length,” that the payments set forth herein are consistent with fair market value, and that neither party has been subject to duress or other undue influence by any party during the negotiation of this Agreement. No improper or illegal remuneration, benefit or privilege has been conferred under the Agreement or otherwise to induce the referral of patients by any party to any other party or an affiliated entity, or the purchasing, leasing or ordering of any item or service. The execution and performance of this Agreement by each party has been duly authorized by all necessary laws, resolutions or corporate actions, and the Agreement constitutes valid and enforceable obligations of each party in accordance with its terms.

(b)

Assignment.  This Agreement may not be assigned by either party without the written consent of the other party, which consent may not be unreasonably withheld; provided, however, that either party may assign its rights or delegate its duties and obligations to an affiliate or successor in interest to all, or substantially all, of that party’s assets or operations so long as any such assignment or delegation will not have a material impact upon the rights, duties and obligations of the other party.

(c)	Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereof, and their respective heirs, executors, administrators, successors and permitted assigns.

(d)

Waiver.  The waiver of any breach of any term or conditions of this Agreement by either party shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition by the nonbreaching party.

(e)

Force Majeure. If any party’s ability to perform its obligations hereunder is limited or prevented in whole or in part due to an act of God, epidemic, war, invasion, acts of foreign enemy, hostilities (whether war be declared or not), strikes and/or industrial disputes, delay on the part of the supplier or transportation delay, such party, without liability of any kind, shall be excused, discharged, and released from performance to the extent such performance is limited, delayed or prevented.

(f)	Enforceability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this

Agreement and shall not affect the enforceability or validity of any other provision contained in this Agreement.

(g)

Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware without respect to the conflict of law provisions thereof.

(h)

Arbitration. In the event that any disputes arise between the parties with respect to the existence or curing of a material breach or other cause for termination of this Agreement, either party shall have the right to request in writing that such dispute be resolved through binding arbitration, pursuant to the California Code of Civil Procedure, Section 1280, et seq., including Section 1283.05 (“Arbitration Statute”), and to occur in Santa Cruz County, California, unless otherwise agreed by the parties. The parties shall jointly select an arbitrator. If the parties for any reason cannot agree on the appointment of an arbitrator, each party shall select one (1) arbitrator and the two (2) arbitrators selected shall appoint a third. In the event either party fails to appoint an arbitrator within thirty (30) days of the date the request for arbitration is received, the arbitrator appointed by the other party shall be the sole arbitrator. In the event the two (2) arbitrators cannot agree on the appointment of a third arbitrator, the third arbitrator shall be chosen in accordance with the procedures set forth in the Arbitration Statute. The one arbitrator or a majority of the panel of three (3) arbitrators, as the case may be, shall then decide the matter in dispute in accordance with the Arbitration Statute. Judgment upon the award rendered by the process of arbitration may be entered in any court having competent jurisdiction therefor. The two parties shall equally divide the cost of the arbitration itself, and attorneys’ fees with respect tothe arbitration shall be recovered as provided in Section 13(p) below.

(i)

Entire Agreement.  This Agreement contains the entire agreement among the parties and supersedes any prior agreement(s), communications, or understandings among the parties hereto with regard to its subject matter.

(j)

Caption/Interpretation. Captions contained in the Agreement are inserted only as matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.

(k)

No Obligation to Make Referrals.  Nothing contained herein shall be construed to require, or to serve as incentive or reward for, the referral of any patient for any item or service. The parties acknowledge and agree that the aggregate items and services contracted for hereunder are reasonable and necessary for a legitimate business purpose. The parties further acknowledge and agree that the compensation set forth herein is consistent with fair market value in an arms-length transaction and has not been determined in a manner that takes into account the volume or value of any referrals or other business generated among the parties.

(l)

Non-Exclusivity. Nothing in this Agreement shall prohibit either party from affiliating or contracting with any other entity for any purpose whatsoever. Nothing contained herein is intended to prohibit either party from independent research, development, manufacture, sale or distribution of any business type or nature, and neither party shall have any interest, financial or otherwise in any such activity, competitive or otherwise.

(m)	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute only one Agreement.

(n)

Amendments.  Except as otherwise provided in Section 12(h), no modifications of or amendment to this Agreement or its attachments shall be effective or binding on any party unless mutually agreed to in writing and signed by both parties.

(o)

Legal and Corporate Compliance.  The parties agree to cooperate fully with each other in meeting any obligations imposed upon either party by any regulatory body with respect to the Lab Services being provided pursuant to this Agreement. Neither party will intentionally conduct itself under this Agreement in a manner that would constitute a violation of any federal or state fraud and abuse law or illegal remuneration law.

If either party receives a written opinion of legal counsel that the terms of this Agreement more likely than not would be interpreted by a court of competent jurisdiction to violate any law, regulation, or other requirement applicable to it, that party may propose an amendment to this Agreement, after conferring about the issue with the other party, intended to cure the violation. If the other party finds unacceptable the proposed amendment, it may elect to terminate the Agreement by providing written notice of such intent within thirty (30) calendar days of receipt of notice of the amendment, such termination being effective immediately; otherwise, the Agreement shall be automatically amended by the proposed amendment at the end of such thirty (30) day period.

(p)

Use of Name.  Medical Group shall have the right to make information about INVO and INVO’s Lab Services available to its patients and shall have the right to use the INVO trade names, trademarks and logos for this purpose, upon prior written consent of INVO, which shall not be unreasonably withheld. Any other use of the INVO trade names, trademarks or marks shall be subject to the prior written consent of INVO. INVO shall have the right to use Medical Group’s name, trade name, trademark, logos, symbols, or other designation or images of Medical Group (or any of its affiliates, agents, or employees) in any advertising, promotional material, press release, customer list, website, or other public statement.

(q)

Attorneys’ Fees. In the event that either party is required to commence any arbitration, litigation, or other legal action or proceeding (“Legal Action”) in order to enforce the terms hereof, the party prevailing in such Legal Action shall have the right to an award for such of its reasonable attorneys’ fees and costs incurred therein as the arbitrators or court shall deem appropriate, in addition to any other relief to which he or she may be entitled, consistent with applicable law.

(r)

No Third Party Beneficiaries.  The obligations of each party to this Agreement shall inure solely to the benefit of the other party hereto and no person or entity shall be a third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date of their signatures below.

INVO BIOSCIENCE, INC. a Nevada corporation	LYFE MEDICAL I, LLC a Delaware limited liability company

By: /s/ Steven Shum	By: /s/ William Faidi

Name: Steven Shum	Name: William Faidi

Title: CEO	Title: CEO

Date: 4/9/2021	Date: 4/9/2021

Exhibit A

Lab Services

Upon receipt of a valid physician order, INVO will provide either (i) INVO embryology without ICSI or (ii) INVO embryology with ICSI, as ordered and as those Lab Services are defined and described below. INVO may also provide andrology services as described below. The parties may add additional lab services to this Exhibit A as mutually agreed to in writing.

INVO Embryology without ICSI

INVO provides INVO embryology without ICSI as follows. Upon INVO’s receipt from Medical Group of sperm and eggs collected from patients by Medical Group, INVO fertilizes patient materials in a petri dish and places fertilized eggs into an INVOcell. INVO returns the INVOcell to Medical Group for placement into the patient. After the Medical Group removes the INVOcell from the patient, the Medical Group provides the INVOcell back to INVO. INVO then removes embryos from the INVOcell, evaluates the embryos, and places embryos into an embryo transfer catheter (the “Catheter”), which INVO provides to Medical Group for placement of the embryos into the patient. The number of embryos transferred will be directed by the patient’s embryo transfer consent, which will be provided by Medical Group to the INVO embryology staff prior to the start of the ovarian stimulation cycle for the patient in question. INVO freezes and places any remaining embryos into cryogenic storage. INVO will transfer the frozen embryos to a third party storage location mutually agreed to between the parties. [Such transfer will occur no later than ______________]. INVO lab staff will thaw remaining embryos and place them in a Catheter at the direction of the Medical Group clinician, at a future date and in line with the pricing agreement in Exhibit B.

INVO Embryology with ICSI

INVO provides INVO embryology with Intracytoplasmic Sperm Injection (“ICSI”) as follows. Upon INVO’s receipt from Medical Group of sperm and eggs collected from patients by Medical Group, INVO fertilizes patient materials via ICSI and places fertilized eggs into an INVOcell. INVO returns the INVOcell to Medical Group for placement into the patient. After the Medical Group removes the INVOcell from the patient and the Medical Group provides the INVOcell back to INVO, the remaining steps are the same as described above for INVO embryology without ICSI.

Andrology Services

INVO will employ an andrologist for the purposes of semen analysis, sperm processing and prep. INVO will provide sperm cryopreservation for the Medical Group and hold samples for up to three (3) weeks. For sperm to be held longer than three (3) weeks, INVO will transfer the sperm to a third party storage location mutually agreed to between the parties.

Exhibit B

Lab Service Fees

Fees for Lab Services shall be billed to the Medical Group on a monthly basis at the rates shown below. Promptly upon the end of a calendar month, INVO will submit an invoice to the Medical Group containing a breakdown of the Lab Services provided and the fees payable for such month. The fees listed below are estimates and may be changed by INVO from time to time by providing Medical Group with seven (7) days written notice. Fees related to any services added to Exhibit A, will be added to this Exhibit B as mutually agreed to by the parties in writing.

Lab Service Fees
INVO procedure (with or without ICSI)	40% of net income per procedure charged to patients	1
INVO procedure (with frozen embryo)	40% of net income per procedure charged to patients
Sperm preparation (without INVO Procedure)	$100 per cycle	2
Sperm cryo (without INVO Procedure)	$200 per cycle	2, 3
Embryo cryo (without INVO Procedure)	$250 per cycle	2, 3
INVOcell, related devices, consumables	$0	4

1.

INVO and Medical Group will jointly agree on the prices Medical Group will charge patients for INVO Procedures. Such prices may be amended from time to time by the mutual written agreement of the parties.

2.

The prices listed above for sperm prep and for sperm and embryo cryo will apply when such services are provided independently from an INVO Procedure. When such services are provided in conjunction with an INVO Procedure, they will be included in the price charged by the Medical Group to the patient for such INVO Procedure.

3.

For the avoidance of doubt, the sperm and embryo cryo fees listed above do not include transfer and storage fees from third parties for longer term storage. The Medical Group shall charge fees to patients for such services and shall be responsible for any such third party fees.

4.	For the avoidance of doubt, INVO shall not charge the cost of the INVOcell and related devices and consumables used in providing the Lab Services to Medical Group.

5.

For the avoidance of doubt, Medical Group may provide and charge Cruz Clinic patients for ancillary fertility-related procedures and services not included in the Lab Services (“Ancillary Services”) and may determine pricing for such Ancillary Services in its sole discretion. INVO shall not be entitled to and shall not receive any proceeds from any Ancillary Services. The parties shall meet and confer in good faith on an ongoing basis (and not less than every 30 days) to discuss any needed expansion of lab services and related fees (such as, for illustrative purposes, the addition of semen analysis).

6.

The fees for Lab Services set forth above are subject to adjustment as follows: (a) following the opening of the first clinic, the parties shall meet and confer in good faith on an ongoing basis (and not less than every 30 days) to discuss any needed fees adjustment(s); and (b) any adjustment to the fees is made to the extent it reflects: (i) changes in cost factors, market conditions, and other business and clinical factors, that have occurred or are better understood; (ii) operating efficiencies; and (iii) testing efficiencies.

Exhibit C

Capital Expenditures and Lab Build Out

Upon mutual agreement of the parties on the Business Plan (as described in Exhibit D), INVO will fund the initial capital expenditures and building modifications to create a laboratory equipped and suitable for INVO to provide the Lab Services (the “Lab Outlay”). As soon as practicable after the Effective Date, INVO shall prepare a detailed budget for the Lab Outlay (the “Capex Budget”) to review with Medical Group. INVO shall take into consideration any reasonable adjustments to the Capex Budget suggested by Medical Group that would not impact INVO’s ability to provide Lab Services as described in this Agreement. The Capex Budget and size of the Lab Outlay may be amended from time to time by mutual written agreement of the parties.

The initial list of equipment needed will include the items below and any other equipment reasonably deemed necessary by the Lab Director.

Alarm system Ph meter O2/Co2 analyzer Workstation with integrated incubator chamber Stereoscope Inverted scope with micro-manipulator Large box incubator Dry block heater	Cryo tank with wheel base Refrigerator/freezer Centrifuge Tokai hit or similar (OKO) AV table Air filter (if needed) Makler chamber Andrology scope Generator system

INVO shall hold title to the above equipment and any furnishings included in the Lab Outlay

EXHIBIT D

Business Services

Medical Group

Medical Group will provide the services listed below and will be responsible for any related expense.

1.

As mutually agreed to with INVO, co-develop a business plan and financial operating model for the Cruz Clinic (the “Business Plan”). The Business Plan will be developed within sixty (60) days from the date hereof, and will set out the objectives and projections for the Cruz Clinic for the next three (3) years and including, but not limited to, cash flow projections, operating and capital expenditure budgets, sales forecasts, and business development, marketing and strategy plans.

2.	In consultation with INVO, select a site (the “Site”) and develop a layout for the Cruz Clinic.

3.	Secure a lease for the Site.

4.	Oversee the construction and physical preparation of the Cruz Clinic.

5.	Acquire all equipment, furnishings and inventory required for operation of the Cruz Clinic, other than items pertaining to the Lab Services (as described under INVO’s Paragraph 4 below).

6.

Recruit and employ required Cruz Clinic personnel (the “Cruz Staff”), other than Lab Services personnel. Medical Group may, in its sole discretion, charge clinic access and other such fees to any authorized MD’s that work at the Cruz Clinic, whether recruited or employed by Medical Group or by INVO and whether recruited or employed to provide the Lab Services or to provide any other ancillary or fertility-related services at the Cruz Clinic.

7.

Develop all necessary training materials for the Cruz Staff, and ensure that the Cruz Staff is trained and certified pursuant to applicable laws, regulations and best practices. Medical Group may, in its sole discretion, offer such training for a fee to be determined by Medical Group in its sole discretion.

8.	Manage the day-to-day operations of the Cruz Clinic, other than Lab Service activities.

9.	Provide all funding for the above services and expenditures.

INVO

INVO will provide the services listed below and will be responsible for any related expense.

1.	As mutually agreed to with Medical Group, co-develop the Business Plan.

2.	In consultation with Medical Group, select the Site and develop its layout.

3.	Oversee the construction and physical preparation for the Cruz Clinic laboratory (the “Lab”).

4.	Acquire the equipment, furnishings and inventory required for operation of the Lab, as described in greater detail in Exhibit C.

5.	Recruit and employ Lab personnel.

6.	Review and approve the training materials referred to under Medical Group’s Paragraph 7 above, to the extent they are offered for purposes of providing the Lab Services.

7.	Facilitate INVO Procedure training for applicable Cruz Staff members.

8.	Manage Cruz Clinic industry compliance and accreditation activities.

9.	Provide all funding for the above services and expenditures, except for any third party costs incurred with respect to Paragraphs 7 and 8 above.